UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2018

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana St., Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On October 31, 2018, certain wholly owned subsidiaries (collectively, “Seller”) of Halcón Resources Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with an affiliate of WaterBridge Resources LLC (the “Purchaser”) pursuant to which Seller agreed to sell its water infrastructure assets located in the Delaware Basin (the “Water Assets”) to Purchaser for a total purchase price of up to $325 million, consisting of $200 million payable in cash upon closing and up to an additional $125 million payable on a deferred basis over a five year period based on the Seller’s ability to meet certain annual incentive thresholds relating to the number of wells connected to the Water Assets.  The ability of Seller to achieve the incentive thresholds will be driven by, among other things, the Company’s development program which will consider future market conditions and is subject to change.  The purchase price is subject to adjustment for (i) operating expenses, capital expenditures and revenues between the effective date and the closing date and (ii) environmental defects, if any.

The effective date of the transaction is October 1, 2018 and the transaction is expected to close in late-December 2018, subject to satisfaction of customary closing conditions set forth in the Agreement.  The Agreement also contains customary representations, warranties and covenants by Seller and Purchaser and contemplates a transition services period whereby the Seller would operate the Water Assets for approximately two months following the closing and also operate the Water Assets in Monument Draw for approximately six months after closing in order to install additional water service and treating infrastructure. In addition, the parties have agreed to negotiate in good faith prior to closing a definitive agreement relating to certain water supply assets.  While the parties have a non-binding agreement relating to the material business terms of such water supply agreement, if they are unable to agree on a definitive agreement prior to closing then certain water supply assets will remain with Seller and $30 million of the cash purchase price will be retained by Seller until such time as a definitive agreement is executed.  At closing, the Seller will dedicate all of the produced water from its oil and gas wells within the Company’s Monument Draw, Hackberry Draw and West Quito Draw operating areas to Purchaser.  Purchaser will be entitled to receive a current market price, subject to annual adjustments for inflation, in exchange for the transportation, disposal and treatment of such produced water, and assuming a definitive agreement related to the water supply assets is executed, Purchaser will be entitled to receive a market price for the supply of freshwater and recycled produced water to Seller.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

November 2, 2018	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

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